UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): March 30, 2011

Alpha Lujo, Inc.
(Exact name of registrant as specified in its charter)

New York	333-156531	20-5518632
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

346 Kings Way, South Melbourne

Victoria 3205, Australia
(Address of principal executive offices)

With copies to

Daniel H. Luciano

Attorney-at-Law

242A West Valley Brook Road

Califon, New Jersey 07830

908-328-3731

Registrant’s telephone number, including area code:
+613 9690 1077

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Stock Exchange Agreement.

On March 30, 2011, we entered into a Stock Exchange Agreement (“Stock Exchange Agreement”) with Alpha Lujo Electric Vehicle Pty. Ltd., a State of Victoria (Australian) corporation (hereinafter referred to as the “Acquired Company”) and the shareholders of the Acquired Company (the “Acquired Company Shareholders”). Pursuant to the agreement, all of the Acquired Company Shareholders agreed to exchange their respective shares in the Acquired Company for a total of 50,000,000 shares of our common stock, subject to the other terms and conditions of the Stock Exchange Agreement. The Acquired Company owns 100% of the issued and outstanding capital stock of (i) Alpha Lujo EV Incorporated, an Arizona corporation and (ii) Alpha Lujo Electric Vehicles Pty. Ltd., an Australia company (“Alpha Lujo-Australia”). Alpha Lujo-Australia owns 100% of the issued and outstanding capital stock of Alpha Lujo (HK) Limited (formerly Weihai PTC EV Group Limited), a Hong Kong company.

The parties have established May 31, 2011 as the closing date for the transaction. The closing of the transaction is subject to terms and conditions customary for a transaction of this nature. As provided in the Stock Exchange Agreement, the Acquired Company is required to provide us with certain consolidated audited and unaudited financial statements of its operations, along with other schedules.

Alpha Wealth Financial Services PTY LTD, which owns 7.5% of our outstanding common stock, also owns 40% of the outstanding capital stock of the Acquired Company. Mr. William Tien, our President, is the managing member of this entity.

The Acquired Company is a development-stage electric vehicle company, and has developed innovative electric vehicle technology that utilizes existing car bodies from Chinese petrol-engine cars. Currently, the firm is working towards meeting important safety standards in a number of countries.

The above described Stock Exchange Agreement is attached hereto as an exhibit and the above description is qualified in its entirety by reference to the exhibits.

Item 9.01 Financial Statements and Exhibits.

10.3 Stock Exchange Agreement dated March 30, 2011 by and between the Company and Alpha Lujo Electric Vehicle Pty. Ltd., a State of Victoria (Australian) corporation and its shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpha Lujo, Inc.

Date: March 30, 2011	By:	/s/ William Tien -------------------
	Name:	William Tien
	Title:	President

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